                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12


                           Alco Standard Corporation
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                             Karin M. Kinney, Esq.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
    (previously paid on November 18, 1994 pursuant to Preliminary Proxy
     Statement)

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

    ---------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                           ALCO STANDARD CORPORATION

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 26, 1995

                               ----------------

To the Shareholders of Alco Standard Corporation ("Alco"):

  You are invited to be present either in person or by proxy at the annual meeting of shareholders of Alco to be held at the People's Light and Theatre Company, 39 Conestoga Road, Malvern, PA 19355 on Thursday, January 26, 1995 at 9:30 a.m. to consider and act upon the following proposals:

    1. To elect 12 directors to serve during the year and until their successors are elected;

    2. To approve an amendment to the Amended Articles of Incorporation of Alco to increase the number of shares of common stock that Alco shall have authority to issue from 75,000,000 to 150,000,000 shares;

    3. To approve the Alco Standard Corporation 1995 Stock Option Plan authorizing grants of options to purchase an aggregate of 2,500,000 shares of Alco common stock;

    4. To approve the Alco Standard Corporation Annual Bonus Plan authorizing the award of annual cash bonuses;

    5. To approve the Alco Standard Corporation Long Term Incentive Compensation Plan authorizing awards of an aggregate of 2,500,000 shares of Alco common stock; and

    6. To transact such other business as may properly come before the meeting.

  Shareholders of Alco of record at the close of business on November 28, 1994 are entitled to vote at the annual meeting and any adjournments thereof. All shareholders are urged to attend the meeting or to vote by proxy.

  If you do not expect to attend the meeting in person, please sign and return the accompanying proxy in the enclosed postage prepaid envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you can do so at any time before the voting.


                                     [SIGNATURE OF JOHN E. STUART APPEARS HERE]
                                        President and Chief Executive Officer

Valley Forge, Pennsylvania 19482-0834
November 30, 1994

                           ALCO STANDARD CORPORATION
                                  P.O. BOX 834
                     VALLEY FORGE, PENNSYLVANIA 19482-0834

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Alco Standard Corporation ("Alco") of proxies to be voted at its annual meeting of shareholders on January 26, 1995 and all adjournments thereof. The proxy statement and proxy card will be first mailed to shareholders on or about December 5, 1994.

  Only holders of record of common stock and serial preferred stock at the close of business on November 28, 1994 will be entitled to vote. On that date, there were 54,382,269 shares of common stock and 40,360 shares of preferred stock outstanding. The holders of all shares will vote together as a class. Each share of common stock or preferred stock entitles the holder thereof to one vote.

                            I. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  A board consisting of 12 directors is proposed to be elected for the ensuing year and until their successors are elected. Unless authority to do so is specifically withheld, the persons named in the accompanying proxy will vote for the election as directors of the nominees named below. The 12 nominees who receive the most votes at the meeting will be elected as directors. All of the nominees are now directors of Alco, holding office until election of their successors. Information regarding the nominees is set forth below.

                                                                                      YEAR
                           PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS    BECAME
          NAME                     (WITH ALCO UNLESS OTHERWISE INDICATED)           DIRECTOR AGE
          ----             ------------------------------------------------------   -------- ---
J. Mahlon Buck, Jr. .... Chairman and President, TDH Capital Corporation (1977-       1984    69
                          Present) (also a trustee of The Vanguard Real Estate
                          Funds Nos. I and II, Main Line Health, Inc. and The Bryn
                          Mawr Hospital)

Paul J. Darling, II..... Chairman, President and Chief Executive Officer, Corey       1994    56
                          Steel Company (1984-Present) (also a director of Liberty
                          Mutual Insurance Company, Liberty Life Assurance Company
                          of Boston, Liberty Mutual Fire Insurance Company and
                          Liberty Financial Companies, Inc.)

William F. Drake, Jr. .. Attorney and Partner, Montgomery, McCracken, Walker &        1969    62
                          Rhoads (1984-Present); Vice Chairman (1984-Present)
                          (also a director of Nocopi Technologies, Inc.)

James J. Forese......... General Manager, IBM Customer Financing, and Chairman,       1994    59
                          IBM Credit Corporation (1993-Present); IBM Vice Presi-
                          dent, Finance (1990-1993); IBM Vice President and Group
                          Executive (1988-1990) (also a director of Lexmark Inter-
                          national, Inc., IBM Latin America, American Management
                          Systems, Inc. and NUI Corporation)

Frederick S. Hammer..... A director of United Student Aid Group, Inc., Tri-Arc Fi-    1986    58
                          nancial Services and National Media Corporation; Chair-
                          man, Chief Executive Officer and a director, Mutual of
                          America Capital Management Corporation (1993-1994);
                          President, SEI Asset Management Services Group (1989-
                          1993); Mazur Fellow, The Wharton School, University of
                          Pennsylvania (1989-1990)
Barbara Barnes
 Hauptfuhrer............ A director of The Vanguard Group of Investment Companies
                          and of each of the mutual funds in the Group, The Great     1988    66
                          Atlantic and Pacific Tea Co., Inc., Knight-Ridder, Inc.,
                          Massachusetts Mutual Life Insurance Co. and Raytheon
                          Company

                                                                                      YEAR
                           PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS    BECAME
          NAME                     (WITH ALCO UNLESS OTHERWISE INDICATED)           DIRECTOR AGE
          ----             ------------------------------------------------------   -------- ---
Dana G. Mead............ Chairman and Chief Executive Officer (1994-Present),         1994    58
                          President and Chief Operating Officer (1992-1994) and a
                          director (1992-Present), Tenneco, Inc.; Chairman (1992-
                          Present), J I Case (a Tenneco division); Vice Chairman
                          (1994-Present) and a director, National Association of
                          Manufacturers; Executive Vice President (1989-1992), Se-
                          nior Vice President (1986-1989), International Paper
                          Company (also a director of National Westminster
                          Bancorp, Cummins Engine Company, Inc. and Baker Hughes
                          Incorporated)
Ray B. Mundt............ Chairman (1986-Present), Chief Executive Officer (1980-      1971    66
                          1993), President (1974-1988) (also a director of Liberty
                          Mutual Insurance Company, Liberty Life Assurance Company
                          of Boston, Liberty Mutual Fire Insurance Company, Lib-
                          erty Financial Companies, Inc., Nocopi Technologies,
                          Inc., CoreStates Bank, N.A., and Clark Equipment Compa-
                          ny)
Paul C. O'Neill......... Private investor; Chairman, Ovington Securities Ltd.         1978    68
                          (1989-1991)
Rogelio G. Sada......... Private investor; Mayor, San Pedro, N.L., Mexico (1992-      1980    59
                          1994); Director, International Advisory Board of Secu-
                          rity Pacific National Bank (1980-1991); Director Gener-
                          al, VITRO, a glass and glass-related products manufac-
                          turer in Mexico (1972-1985)
John E. Stuart.......... President and Chief Executive Officer (1993-Present);        1993    50
                          Vice President (1989-1993); Group President, Alco Office
                          Products (1985-1993)
James W. Stratton....... President, Stratton Management Company (1972-Present);       1988    58
                          Chairman (1993-Present) and a director, Stratton Small-
                          Cap Yield Fund; Chairman (1981-Present) and a director,
                          Stratton Monthly Dividend Shares; Chairman (1972-Pres-
                          ent) and a director, Stratton Growth Fund (also a direc-
                          tor of UGI Corporation, Gilbert Associates and Teleflex)

SECURITY OWNERSHIP

  As of November 30, 1994, shares of common stock of Alco were beneficially owned (as determined by rules of the Securities and Exchange Commission, although in certain cases the persons may disclaim beneficial ownership) by the current directors, by each of the individuals named in the Summary Compensation Table (on page 7) and by all current directors and executive officers of Alco as a group, as follows:

                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                -----------------------------------------------
                                  SOLE VOTING       SHARED VOTING    ACQUIRABLE
                                      AND              AND/OR          WITHIN
                                INVESTMENT POWER INVESTMENT POWER(1) 60 DAYS(2)
                                ---------------- ------------------- ----------
  J. Mahlon Buck, Jr...........      20,984                  0         15,991
  Paul J. Darling, II..........          56                  0            400
  William F. Drake, Jr.........      81,513                  0          8,545
  Kurt E. Dinkelacker..........       3,718              2,678         21,909
  James J. Forese..............       1,056                  0            400
  Frederick S. Hammer..........       5,701                  0          8,090
  Barbara Barnes Hauptfuhrer...       1,619                  0         11,140
  James E. Head................       3,918              3,606         22,645
  Dana G. Mead.................          61                  0            400
  Hugh G. Moulton..............      24,018             31,607         32,223
  Ray B. Mundt.................     167,150             57,061         19,501
  Paul C. O'Neill..............      38,491             12,000            925
  Rogelio G. Sada..............       6,086                  0         13,623
  James W. Stratton............       1,786                  0          2,356
  John E. Stuart...............      24,836              3,340        119,273
  All current directors and ex-
   ecutive officers as a group.     425,493            153,518        328,644

  --------
  (1) Includes all shares held under Alco's Stock Participation Plan (and, for Mr. Head, under Alco's Defined Contribution Plan), and, where applicable, shares owned by spouses or minor children.
  (2) Represents shares which may be acquired within 60 days of November 30, 1994 through the exercise of stock options or vesting under Alco's Partners' Stock Purchase Plan.

  As of November 30, 1994, for each of the individuals named above, the percentage of common stock beneficially owned was less than 1%. The percentage of common stock beneficially owned by all current directors and executive officers as a group was approximately 1.6%. As of November 30, 1994, no person beneficially owned more than 5% of the outstanding shares of common stock of Alco, nor did any director, nominee or executive officer of Alco own any shares of preferred stock of Alco. As of November 30, 1994, Alco employees, through Alco's Stock Participation Plan, owned approximately 8.7% of the outstanding shares of common stock of Alco.

  For the fiscal year ended September 30, 1994, all reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 to reflect changes in beneficial ownership of Alco's securities were timely filed on behalf of Alco's directors and officers. Amended Form 3 and Form 4 reports, however, were filed on behalf of Mr. Head to reflect his ownership of 1,345 shares of Alco common stock (and reinvestment of dividends thereon) through an employee benefit plan. The original Form 3 and 4 reports filed on behalf of Mr. Head did not include these shares because of an administrative error.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

  There are four standing committees of the Board of Directors, including the Audit Committee and the Human Resources Committee. Between meetings of the Board of Directors, its powers may be exercised by the Executive Committee, Human Resources Committee and Investment Committee, and they, as well as the Board of Directors, sometimes act by unanimous written consent.

  The Audit Committee (Messrs. Buck, Darling, Sada, and Stratton) met four times during the fiscal year ended September 30, 1994. Its functions are to review the report of Alco's independent auditors relating to their audit of the financial statements of Alco, to review and discuss internal financial controls with both the independent auditors and internal auditors, and to direct that special studies relating to the adequacy of financial controls and accounting procedures be made from time to time as the Committee deems desirable.

  The Human Resources Committee (Mrs. Hauptfuhrer and Messrs. Buck, Hammer, Mead and Sada) met six times during the fiscal year. It is responsible for reviewing and evaluating persons who are suggested as nominees for election as members of the Board of Directors, and for making recommendations to the Board of Directors concerning such nominees. The Human Resources Committee is also responsible for setting policies regarding executive compensation and for determining the salaries and other compensation of each of the executive officers of Alco. (See "Human Resources Committee Report on Executive Compensation," page 4). The Committee also has all of the powers and exercises all of the duties of the Board of Directors as described in Alco's stock option, stock purchase, deferred compensation and other similar plans.

  During the fiscal year, the Board of Directors met five times. Each director attended at least 75% of the total number of the meetings of the Board of Directors and the meetings of all committees on which he or she served.

                             EXECUTIVE COMPENSATION

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Alco's executive compensation program is administered by the Human Resources Committee of the Board of Directors, which has responsibility for all aspects of the compensation program for the executive officers of Alco. The Human Resources Committee (the "Committee") is comprised of the five directors listed at the end of this report, none of whom is an employee of Alco and each of whom qualifies as a disinterested person for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934 and an outside director for purposes of Section 162(m) of the Internal Revenue Code (the "Code").

  The Committee's primary objective is to establish and administer programs which attract and retain key executives, and to align their compensation with Alco's performance, business strategies and growth in shareholder value. To this end, the Committee has established and the Board of Directors has endorsed an executive compensation philosophy which includes the following elements:

  --A "pay-for-performance" orientation under which compensation reflects corporate, business unit and individual performance;

  --An emphasis on stock incentives to closely align the interest of executives with the long-term interests of shareholders;

  --An emphasis on total compensation under which base salaries are generally set at or below competitive levels but which motivates and rewards executives with total compensation, including incentive programs, at or above competitive levels if corporate or individual performance is superior;

  --An appropriate balance of short and long-term compensation which facilitates retention of talented executives, rewards long-term strategic planning, and encourages Alco stock ownership; and

  --Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based on stock and other performance incentives and less on salary and benefits.

  As a matter of policy, the Committee recommends that the shareholders approve executive compensation plans, so that payments under such plans will be excluded from compensation subject to the annual $1,000,000 deduction limit of
Section 162(m) of the Code.

  The primary components of Alco's executive compensation program are (a) base salaries; (b) annual cash bonus opportunities; and (c) long term incentive opportunities.

BASE SALARIES

  Base salaries for executive officers are reviewed annually and are subject to adjustment on the basis of individual, corporate, and business unit performance, as well as competitive, inflationary and internal equity considerations. Base salaries generally are fixed at or below the 50th percentile of predicted executive salaries paid by comparable companies based upon survey data compiled by Alco's compensation consultant. The Committee does not consider the market for determining the compensation of Alco's executives to be limited to the companies included in the industry performance graph on page 12. The companies considered to be comparable to Alco for compensation purposes include a broad cross-section of companies which are representative of industry generally.

  In setting the $700,000 base salary of Mr. Stuart as Chief Executive Officer, the Committee evaluated the factors described above which are used for setting compensation generally, as well as Mr. Stuart's strong record and leadership abilities as Group President of Alco Office Products ("AOP") from 1985 until August 1993, including growth in AOP's revenues of 26% and growth in AOP's operating income of 32% in fiscal 1993 compared with fiscal 1992.

ANNUAL BONUS

  Annual bonus payments to executive officers are awarded pursuant to the Alco Standard Corporation Annual Bonus Plan (further described on page 16 hereof), and are based on corporate or business unit performance compared to the annual business plans established for the year. These annual bonus payments are in amounts equal to a percentage of base salary. They generally range from 0% for threshold, 30-50% for target, and 60-100% for maximum performance. For the individuals named in the Summary Compensation Table, annual bonus potential (as a percentage of base salary) is 0% for threshold, 50% for target and 100% for maximum performance. For performance between threshold and maximum levels, bonus awards are prorated on a straight line basis. For corporate officers, the 1994 annual bonus plan was based upon fiscal 1994 earnings per share (excluding special charges and credits) as compared to the earnings per share goals contained in Alco's business plan. For 1994, the earnings per share threshold, target and maximums were $2.67, $2.72 and $2.82, respectively. Alco achieved earnings per share of $2.87 for fiscal 1994 (excluding special charges and credits). Because of this performance, Messrs. Mundt, Stuart, Dinkelacker and Moulton received bonuses at the maximum level. The Alco Office Products 1994 annual bonus plan was based on operating income and operating cash flow, weighted 60% for operating income and 40% for operating cash flow. The operating income threshold, target and maximums were $157.6 million, $165.9 million and $170.9 million, respectively. The operating cash flow threshold, target and maximums were $133 million, $140 million and $170 million, respectively, excluding the captive leasing company. Alco Office Products achieved operating income of $199.4 million and operating cash flow of $198.8 million for fiscal 1994. Because of this performance, Mr. Head received a bonus at the maximum level.

  In November 1994 the Committee fixed the targets for the annual bonus plan for fiscal 1995, subject to shareholder approval of the plan. For corporate officers, these targets are based upon growth in "economic value per share," a concept which measures growth in economic value under a financial model which Alco utilizes. As used in this model, "economic value" reflects the results of the performance factors and investment variables which are within management's control. It disregards macro-economic factors such as interest rates and taxes which also affect market prices for Alco's stock. As a result, changes in "economic value" may not be accompanied by corresponding increases or decreases in stock prices over the measurement period. For fiscal 1995 the annual bonus plan for corporate officers will be based on increases in economic value per share over this value at the end of fiscal 1994. The threshold, target and maximum increases have been fixed at 15%, 18% and 20%, respectively. For group officers, annual bonus targets for fiscal 1995 are based on increases in operating income and operating cash flow. Awards under the 1995 annual bonus plan will be contingent upon the Committee receiving confirmation from Alco's independent auditors that the requisite performance levels have been achieved.

LONG TERM INCENTIVE COMPENSATION

 LTIP Awards

  In November 1992, the Board of Directors approved the Alco Standard Corporation Long Term Incentive Compensation Plan ("LTIP") to more directly align the long-term interests of Alco's executives with those of Alco's shareholders. The LTIP motivates and rewards growth in shareholder value by granting to eligible executives stock awards which vest only if certain performance criteria are met. For corporate officers, the LTIP is based on total shareholder return (stock price appreciation and dividends) over a three-year plan period compared with the total shareholder return of the Standard & Poor's 500 Stock Index (the "S&P 500") over the same period. Awards are made at the fair market value on the last trading day immediately preceding the first day of the plan period. For the individuals named in the Summary Compensation Table, the number of awards granted during fiscal 1994 (for the 1994-1996 plan period) was determined by dividing an amount equal to 100% of the participant's base salary for the first year of the plan period by the share price.

  Total shareholder return is measured over successive three-year periods
(with a new three-year period beginning every fiscal year) and shares of common stock, if earned pursuant to the terms of the award, will be issued at the end of each such three-year period. The number of shares issued is dependent upon achievement of performance targets and range from 0 (in the case of performance at or below threshold) to the number of shares determined by dividing a maximum of 100% of the participant's base salary at the beginning of the plan period by the share price on that date (for maximum performance). For performance between threshold and maximum, the number of shares issued pursuant to the award will be prorated on a straight-line basis. The value of the participant's award will depend on both Alco's total shareholder return relative to the S&P 500 and changes in the share price during the plan period.

  In November 1993, the Committee fixed targets for corporate officers for the 1994-1996 plan period. For this plan period, the value on September 30, 1996 of a $100 investment made in Alco common stock on September 30, 1993 will be compared to the value on September 30, 1996 of a $100 investment made on September 30, 1993 in the S&P 500 (with dividends reinvested). The targets as established by the Committee for the 1994-1996 plan period are as follows:

                                                        ALCO INVESTMENT VALUE AS
                                                          A PERCENT OF S&P 500
                                                        ------------------------
        Threshold......................................           100%
        Target.........................................           105%
        Maximum........................................           110%

  In November 1994, the Committee fixed targets for corporate officers for the 1995-1997 plan period. Performance for this plan period will be calculated in the same manner as performance for the 1994-1996 plan period. The targets as established by the Committee for the 1995-1997 plan period are as follows:

                                                        ALCO INVESTMENT VALUE AS
                                                          A PERCENT OF S&P 500
                                                        ------------------------
        Threshold......................................           100%
        Target.........................................           107.5%
        Maximum........................................           115%

  This means that there will be no awards earned under the LTIP for corporate officers unless growth in Alco's shareholder value exceeds the S&P 500 total shareholder return over the plan period. LTIP targets were set for Messrs. Stuart, Dinkelacker and Moulton based upon the Alco v. S&P 500 targets described above.

  If an executive officer is an officer of one of Alco's two business units (Alco Office Products or Unisource), performance targets under the LTIP for the 1994-1996 and 1995-1997 plan periods are based 50% on the same targets as corporate officers and 50% on the growth in value and cash flows of the relevant business unit. LTIP targets were set for Mr. Head on the foregoing basis.

 Regular Stock Options

  Stock options are granted under the corporation's regular stock option plans (including, if approved, the 1995 Stock Option Plan) as a reward for past performance and as motivation for future performance which maximizes shareholder value. Stock options are generally granted for ten-year terms and vest over a five-year employment period. The exercise price of these stock options is the fair market value of Alco stock on the date of grant.

  In fiscal 1994, Mr. Stuart's receipt of an option to purchase 250,000 shares reflected his promotion to the position of Chief Executive Officer and President, Mr. Dinkelacker's receipt of an option to purchase 50,000 shares reflected his promotion to the position of Chief Financial Officer, and Mr. Head's receipt of an option to purchase 50,000 shares reflected his promotion to the position of Group President of Alco Office Products. All of these option grants reflect promotions which occurred in August 1993. The option grants took into consideration outstanding awards and were at the fair market value on the dates of the grants.

THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

    Barbara Barnes Hauptfuhrer (Chair)
    J. Mahlon Buck, Jr.
    Frederick S. Hammer
    Dana G. Mead
    Rogelio G. Sada

SUMMARY OF EXECUTIVE COMPENSATION

  The following table provides a summary of all compensation for the five most highly compensated officers of Alco during the fiscal years ended September 30, 1994, 1993 and 1992:

- ---------------------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
- ---------------------------------------------------------------------------------------------
                                         ANNUAL COMPENSATION     LONG TERM COMPENSATION(5)
                                      -------------------------- ---------------------------
                                                          OTHER     AWARDS
             NAME                                        ANNUAL  -------------   ALL OTHER
              AND                                        COMPEN-  SECURITIES      COMPEN-
           PRINCIPAL           FISCAL                    SATION   UNDERLYING       SATION
          POSITION(1)           YEAR  SALARY($) BONUS($) ($)(2)   OPTIONS(3)       ($)(4)
          -----------          ------ --------- -------- ------- -------------  ------------
  John E. Stuart                1994   700,000  700,000                250,000        177,642
   President and                1993   393,750  350,000                    500        100,533
   Chief Executive Officer      1992   315,000  315,000                 15,500         87,886

  Ray B. Mundt                  1994   820,000  820,000   2,850          1,146         44,842
   Chairman                     1993   820,000        0   2,850          1,605         31,821
                                1992   820,000  498,970   2,850          1,689         43,244

  Kurt E. Dinkelacker           1994   300,000  300,000                 50,000         74,806
   Executive Vice President     1993   168,750  150,000                      0         42,066
   and Chief Financial Officer  1992   130,400  130,400                  5,000         32,345

  Hugh G. Moulton               1994   300,000  300,000                      0         78,136
   Executive Vice President     1993   300,000        0                 20,000         34,097
                                1992   284,000  120,970                 10,000         49,429

  James E. Head                 1994   300,000  300,000                 50,000         80,954
   Vice President and           1993   167,083  177,535                      0         46,098
   Alco Office Products         1992   135,000  160,000                  5,000         39,589
   Group President

- --------
(1) During fiscal 1992 and ten months of fiscal 1993, Mr. Mundt was Chief Executive Officer of the corporation, Mr. Stuart was Group President of Alco Office Products, Mr. Dinkelacker was Executive Vice President of Alco Office Products, and Mr. Head was President of Copyrite, an Alco Office Products operating company. In August 1993, Mr. Stuart became President and Chief Executive Officer of the corporation, Mr. Dinkelacker became Executive Vice President and Chief Financial Officer of the corporation, and Mr. Head became Group President of Alco Office Products. In November 1993, Mr. Head was appointed a Vice President and executive officer of Alco.
(2) Represents directors' fees.
(3) All stock options except those granted to Mr. Mundt were granted pursuant to 1986 Stock Option Plan at an exercise price equal to fair market value of Alco common stock on date of grant. For Mr. Mundt, all options were granted in lieu of directors' fees pursuant to the 1989 Directors' Stock Option Plan, which is described under Directors' Compensation on page 10. Does not include LTIP awards granted during fiscal 1993 and fiscal 1994 pursuant to the Long Term Incentive Compensation Plan, which will only be earned if certain performance criteria are met. LTIP awards made during fiscal 1994 are included in the LTIP Awards Table on page 9.
(4) Includes the value of shares of Alco common stock purchased with matching company contributions under Alco's stock purchase plans, calculated as of the date of purchase, as follows: John E. Stuart--$176,356 (1994); $99,703
    (1993), and $87,572 (1992); Ray B. Mundt--$44,842 (1994), $31,821 (1993),
    and $43,244 (1992); Kurt E. Dinkelacker--$74,528 (1994) $41,884 (1993), and
    $32,276 (1992); Hugh G. Moulton--$69,374 (1994), $27,367 (1993), and
    $46,976 (1992); James E. Head--$80,954 (1994), $46,098 (1993) and $39,589
    (1992). The remaining amounts represent above-market interest earned on deferred compensation.
(5) There were no LTIP payouts in fiscal 1994, 1993 or 1992 to the named individuals.

OPTION GRANTS

  The following table shows option grants to the five individuals named in the Summary Compensation Table during the fiscal year ended September 30, 1994:

- --------------------------------------------------------------------------------
                       OPTION GRANTS IN LAST FISCAL YEAR
- --------------------------------------------------------------------------------
                                     % OF TOTAL
                          NUMBER      OPTIONS
                       OF SECURITIES GRANTED TO EXERCISE               GRANT
                        UNDERLYING   EMPLOYEES  OR BASE                 DATE
                          OPTIONS    IN FISCAL   PRICE   EXPIRATION   PRESENT
         NAME           GRANTED (#)   YEAR (%)   ($/SH)     DATE    VALUE ($)(2)
         ----          ------------- ---------- -------- ---------- ------------
  John E. Stuart          250,000      52.11     49.00    11/11/03   2,695,000
  Ray B. Mundt              1,146(1)     .23     42.28     2/17/14      31,962
  Kurt E. Dinkelacker      50,000      10.42     49.00    11/11/03     539,000
  Hugh G. Moulton           --           --        --        --          --
  James E. Head            50,000      10.42     49.00    11/11/03     539,000

(1) Represents directors' fees of $16,150 which Mr. Mundt elected to receive in the form of stock options pursuant to the 1989 Directors' Stock Option Plan (described on page 10) at an exercise price equal to 75% of the fair market value of Alco stock on the date of grant.
(2) The present value of option grants to Messrs. Stuart, Dinkelacker and Head were calculated using Black-Scholes option valuation methodology, based on the following assumptions: (a) ten-year option term; (b) becomes exercisable 20% per year from date of grant; (c) 4.71% expected risk-free rate of return; (d) 21.87% expected volatility; and (e) 1.96% expected dividend yield. The present value of the option grant to Mr. Mundt was calculated using Black-Scholes option valuation methodology, based on the following assumptions: (a) twenty-year option term; (b) fully exercisable after one year from date of grant; (c) 5.97% expected risk-free rate of return; (d) 21.00% expected volatility and (e) 1.77% expected dividend yield.

OPTION EXERCISES

  The following table shows option exercises for each of the five individuals named in the Summary Compensation Table for the fiscal year ended September 30, 1994:

- ------------------------------------------------------------------------------------------------
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES
- ------------------------------------------------------------------------------------------------
                                                                NUMBER OF
                                                                SECURITIES        VALUE OF
                                                                UNDERLYING       UNEXERCISED
                                                               UNEXERCISED      IN-THE-MONEY
                                                                OPTIONS AT       OPTIONS AT
                                                                FY-END (#)       FY-END ($)
                           SHARES ACQUIRED                     EXERCISABLE/     EXERCISABLE/
            NAME           ON EXERCISE (#) VALUE REALIZED ($) UNEXERCISABLE)  UNEXERCISABLE(1)
            ----           --------------- ------------------ -------------- -------------------
  John E. Stuart..........       --                --         61,200/269,200 2,117,990/3,865,748
  Ray B. Mundt............     26,000           834,000         11,078/8,346   345,140/238,676
  Kurt E. Dinkelacker.....       --                --          11,350/57,000   308,621/926,460
  Hugh G. Moulton.........     10,000           268,125        23,200/28,200   520,177/985,185
  James E. Head...........       --                --          10,550/55,700   293,318/885,587


(1) Value of unexercised options equals fair market value of Alco common stock as of September 30, 1994, less exercise price, times the number of shares underlying the stock options.

LONG TERM INCENTIVE COMPENSATION PLAN

  The following table shows the number of stock awards granted to each of the named individuals under the Long Term Incentive Compensation Plan during the fiscal year ended September 30, 1994 and the number of shares of Alco common stock which will become issuable upon attainment of threshold, target and maximum performance levels:

- --------------------------------------------------------------------------------
             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
- --------------------------------------------------------------------------------
                                         PERFORMANCE       ESTIMATED FUTURE
                           NUMBER OF      OR OTHER        PAYOUTS (SHARES OF
                         SHARES, UNITS  PERIOD UNTIL     COMMON STOCK) (#)(2)
                           OR OTHER     MATURATION OR    --------------------
     NAME                 RIGHTS (#)       PAYOUT      THRESHOLD TARGET MAXIMUM
     ----                ------------- --------------- --------- ------ -------
  John E. Stuart........    15,909     10/1/93-9/30/96     0     7,954  15,909
  Ray B. Mundt..........       --            --           --       --     --
  Kurt E. Dinkelacker...     6,818     10/1/93-9/30/96     0     3,409   6,818
  Hugh G. Moulton.......     6,818     10/1/93-9/30/96     0     3,409   6,818
  James E. Head.........     6,818     10/1/93-9/30/96     0     3,409   6,818

(1) Represents the number of stock awards granted, which, if earned, will entitle the participant to receive shares of common stock. For a description of the LTIP and the basis for the awards shown in the above table, see "Human Resources Committee Report on Executive Compensation" on page 4 and "Approval of Long Term Incentive Compensation Plan" on page 17.

(2) Represents the number of shares of common stock which will be received upon attainment of threshold, target and maximum performance. For performance between threshold and maximum, the number of shares which will be received will be prorated on a straight-line basis.

PENSION PLAN AND SUPPLEMENTAL RETIREMENT PLANS

  Certain executive officers of Alco (including Messrs. Stuart, Mundt, Dinkelacker, Moulton and Head) are participants in a pension plan (the "pension plan") for salaried employees which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service multiplied by 1% of average annual compensation earned during the three consecutive years within the employee's last ten years of participation in the pension plan which yield the highest average. All pension plan costs are paid by Alco and the pension plan and benefits are funded on an actuarial basis. The years of credited service as of September 30, 1994 for the individuals named in the Summary Compensation Table were: John E. Stuart--8.9 years; Ray B. Mundt--
24.3 years; Kurt E. Dinkelacker--9.3 years; Hugh G. Moulton--23.9 years; and James E. Head-- 4.0 years.

  Alco also has a Supplemental Executive Retirement Plan ("SERP"). Coverage under the SERP is limited to participants in the Alco pension plan who are not commissioned sales employees and whose benefits under the pension plan are limited because of (a) restrictions imposed by the Code on the amount of benefits which may be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee's compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the pension plan because of an employee's participation in certain deferred compensation plans sponsored by Alco or one of its subsidiaries. The SERP provides for a supplement to the annual pension paid under the pension plan to participants who attain early or normal retirement under the pension plan or who suffer a total and permanent disability while employed by Alco or one of its subsidiaries and to the pre-retirement death benefits payable under the pension plan on behalf of such participants who die with a vested interest in the pension plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the pension plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant's compensation for purposes of the pension plan because of his participation in certain deferred compensation plans of Alco or one of its subsidiaries. The maximum amount of annual compensation upon which such supplement may be based is $500,000 per participant.

  The following table shows estimated annual retirement benefits that would be payable to participants under Alco's pension plan and, if applicable, the SERP, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any deduction for Social Security benefits.

                       ESTIMATED ANNUAL RETIREMENT BENEFITS
   -----------------------------------------------------------------------------
                                                  YEARS OF CREDITED SERVICE
   FINAL AVERAGE                             -----------------------------------
   COMPENSATION                                 10       20       30       35
   -------------                             -------- -------- -------- --------
   $200,000................................. $ 20,000 $ 40,000 $ 60,000 $ 70,000
    250,000.................................   25,000   50,000   75,000   87,500
    300,000.................................   30,000   60,000   90,000  105,000
    400,000.................................   40,000   80,000  120,000  140,000
    500,000 or above........................   50,000  100,000  150,000  175,000

  Covered compensation under the pension plan and SERP of Alco's five most highly compensated executive officers includes salary and bonus set forth in the Summary Compensation Table on page 7.

  Mr. Mundt will receive an additional supplement to the pension plan and SERP so that he shall receive a total annual pension benefit (including amounts paid pursuant to the pension plan and SERP) of $500,000, payable for life in the form of a joint and fifty percent survivor annuity (which will provide for an annual lifetime benefit to Mrs. Mundt of $250,000 upon Mr. Mundt's death).

FISCAL 1995 COMPENSATION PURSUANT TO CERTAIN PLANS

  The following table shows estimated benefits to be received by the named individuals and groups for fiscal 1995 pursuant to the 1995 Stock Option Plan, Annual Bonus Plan, and amended and restated Long Term Incentive Compensation Plan, which are being submitted to the shareholders for approval pursuant to this proxy statement.

                    ESTIMATED NEW PLAN BENEFITS--FISCAL 1995
- --------------------------------------------------------------------------------------
                            1995 STOCK OPTION PLAN                    LTIP(3)
                          --------------------------          ------------------------
                                  SECURITIES
                                  UNDERLYING         ANNUAL
                                   OPTIONS           BONUS
       NAME OR GROUP            TO BE GRANTED      PLAN($)(2) THRESHOLD TARGET MAXIMUM
- --------------------------------------------------------------------------------------
  John E. Stuart..........            --             850,000      0      6,841 13,682
  Ray B. Mundt............            --               --        --       --     --
  Kurt E. Dinkelacker.....            --             350,000      0      2,817  5,634
  Hugh G. Moulton.........            --             312,000      0      2,511  5,022
  James E. Head...........            --             325,000      0      2,615  5,230
  Executive Officer Group.            --           3,570,300      0     27,427 54,857
  Non-Executive Director
   Group..................            --               --        --       --     --
  Non-Executive Officer
   Employee Group.........         350,000             --        --       --     --
- --------------------------------------------------------------------------------------

(1) The table shows the number of securities underlying options to be granted for fiscal 1995 pursuant to the 1995 Stock Option Plan, subject to shareholder approval.
(2) Shows the maximum amount of annual bonus to be paid to the named individuals and groups for fiscal 1995, assuming maximum performance goals are met, subject to shareholder approval.
(3) Shows the number of shares of common stock to be issued pursuant to the LTIP for the plan period from October 1, 1994 through September 30, 1997 for attainment of threshold, target and maximum performance goals, subject to shareholder approval. For performance between threshold and maximum, the number of shares to be issued will be prorated on a straight-line basis.

DIRECTORS' COMPENSATION

  All directors are entitled to receive the following fees for service on the Board of Directors and committees thereof: fees of $22,000 per year for directors who are not employees of Alco or its subsidiaries ("independent directors"), $12,000 per year for other directors, and attendance fees of $1,000 for independent directors for each board and committee meeting attended. Committee members also receive $3,000 per committee per year and committee chairmen receive $1,000 per chairmanship per year. In addition, independent directors who serve as trustees for Alco's employee benefit plans receive $3,000 per year for services rendered to the plans, $1,000 per year for trustee chairmanship, and attendance fees of $1,000 for each trustees' meeting attended. Certain directors have elected to receive a portion of the foregoing fees (excluding attendance fees) in the form of options to purchase Alco common stock, pursuant to the terms of Alco's 1989 Directors' Stock Option Plan, which enables directors of Alco to receive all or a portion of their directors' fees in the form of options to purchase Alco common stock at exercise prices equal to 75% of the fair market value on the date such options are granted. The Directors' Plan provides for an automatic annual grant of stock options to each director who has filed with Alco an election to receive such options in lieu of all or a portion of his or her board, committee and trustee fees. The options are exercisable for twenty years (except in the case of death), but generally may not be exercised prior to the twelve-month anniversary of the date of grant.

  In addition to the above amounts, each independent director receives an annual grant of options to purchase 400 shares of Alco common stock pursuant to the 1993 Stock Option Plan for Non-Employee Directors. Options are granted at an exercise price equal to the fair market value of Alco common stock on the date of grant. Options are immediately exercisable and remain exercisable for a period of ten years from the date of grant.

  Independent directors who complete at least five full years of service as a director are entitled to receive a monthly retirement benefit after retiring from Alco's Board of Directors. Payment of such benefit begins upon the later of the director's 70th birthday or his or her separation from service on the Board of Directors. The amount of such monthly benefit is equal to one-twelfth of the annual retainer in effect for such director (excluding committee fees, chairmanship fees, trustee fees and attendance fees) immediately preceding his or her separation from service on the Board of Directors. Payment of the monthly retirement benefit ceases upon the director's death.

CERTAIN TRANSACTIONS

  In August 1980, a subsidiary of Alco adopted a loan program which encourages persons designated as "partners" to purchase and retain Alco stock. It offers to make loans to partners in amounts limited to 50% of total annual compensation (including cash bonuses) with the requirement that the loan be secured by the borrower's pledge of Alco stock having a value at the time of the loan of not less than twice the amount of the loan. The loans are payable upon demand and bear interest at an annual rate of 6%. As of November 30, 1994, loans were outstanding to 29 partners in an aggregate amount of $1,311,500. From October 1, 1993 to November 30, 1994, the indebtedness of the following individuals and groups under the loan program was as follows:

                               LARGEST AMOUNT OUTSTANDING AMOUNT OUTSTANDING AT
         NAME OR GROUP              DURING PERIOD($)      NOVEMBER 30, 1994($)
- -------------------------------------------------------------------------------
  John E. Stuart..............             --                      --
  Ray B. Mundt................             --                      --
  Kurt E. Dinkelacker.........           43,000                   43,000
  Hugh G. Moulton.............          247,000                     0
  James E. Head...............             --                      --
  All current directors and
   executive officers
   as a group.................          678,000                  428,000


  Mr. Drake, who serves as Vice Chairman and a director of Alco, is a partner in the Philadelphia law firm of Montgomery, McCracken, Walker & Rhoads, which rendered legal services to Alco and its subsidiaries during the 1994 fiscal year, and is expected to continue performing legal services during fiscal 1995.

  Ray B. Mundt will resign his position as an executive officer of Alco effective December 31, 1994, but will continue to perform consulting services for Alco for a period of two years following his resignation. Mr. Mundt will receive $250,000 annually for these consulting services (and for his covenant not to compete). At Alco's option, Mr. Mundt's consulting contract may be renewed for an additional two-year period after its expiration in December 1996.

PERFORMANCE OF ALCO COMMON STOCK

  The following graph compares the cumulative total shareholder return on Alco's common stock with the cumulative total return of: (i) the Standard & Poor's 500 Stock Index, and (ii) an industry peer group based on a combination of the S&P 500 Paper and Forest Products Sub-Index and the S&P 500 Office Equipment and Supplies Sub-Index (the "Composite Index"):

                                [TO BE REVISED]



                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG ALCO STANDARD, S&P 500 AND COMPOSITE INDEX

Measurement period                Alco                   Composite
(Fiscal Year Covered)           Standard     S&P 500       Index
- ---------------------           --------     --------    --------
Measurement PT -
09/30/89                        $100.00      $100.00     $100.00

FYE 09/30/90                    $ 89.04      $ 90.77     $ 72.01
FYE 09/30/91                    $102.38      $119.95     $108.56
FYE 09/30/92                    $111.19      $132.03     $123.25
FYE 09/30/93                    $139.43      $149.12     $129.47
FYE 09/30/94                    $200.38      $154.66     $163.30


- --------
(1) Cumulative total shareholder return is measured by assuming an investment of $100 made on September 30, 1989 (with dividends reinvested).
(2) The components of the Composite Index have been weighted on the basis of the respective operating income contribution from each of Alco's two business segments (Unisource and Alco Office Products), as follows:

                                               1994   1993   1992   1991   1990
                                              ------ ------ ------ ------ ------
   Paper/Forest Products..................... 44.87% 49.67% 53.39% 59.24% 69.00%
   Office Equipment/Supplies................. 55.13% 50.33% 46.61% 40.76% 31.00%

  II. AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED
                             SHARES OF COMMON STOCK

  The Board of Directors recommends that the shareholders approve the proposal to amend the Amended Articles of Incorporation of Alco to increase the number of authorized shares of common stock from 75,000,000 to 150,000,000. At November 30, 1994, there were outstanding 54,376,569 shares of common stock. Thus, there were 20,623,431 shares of common stock available for issuance (or delivery from the treasury of Alco), and if the current proposal is adopted, this amount will be increased to 95,623,431 shares. If the proposed amendment is adopted, the first paragraph of Article FOURTH of Alco's Amended Articles of Incorporation will be amended to read as follows:

    FOURTH: The number of shares which the Corporation is authorized to have outstanding is 152,135,988, consisting of 2,135,988 shares of Serial Preferred Stock of no par value (hereinafter called "Serial Preferred Stock"), and 150,000,000 shares of Common Stock of no par value
  (hereinafter called "Common Stock").

  The increase in authorized shares of common stock would permit Alco to (i) make acquisitions which may involve issuance of a significant number of shares,
(ii) sell shares for cash, (iii) continue the issuance of shares in connection with Alco's stock purchase and option plans, (iv) authorize stock dividends and stock splits and (v) use the common stock for other purposes, without the delay and expense of calling a special meeting of shareholders for such purpose. Except for the issuance of shares for use in connection with Alco's stock purchase and option plans or upon the conversion of Alco's outstanding convertible securities, there is no present intention to issue the additional shares of stock and Alco does not have any commitments, arrangements, understandings or agreements which would require the issuance of the additional shares. If the proposed increase in the amount of authorized shares of common stock is approved, however, the shares could be issued by action of the board of directors, at any time and for any purpose, without further approval or action by the shareholders, subject to the provisions of the Amended Articles of Incorporation and other applicable legal requirements. The New York Stock Exchange, on which Alco's common stock is listed, currently specifies shareholder approval as a prerequisite for listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares outstanding by 20% or more.

  The issuance of additional shares of common stock in certain transactions and under certain circumstances could have the effect of discouraging or impeding an unfriendly attempt to acquire control of Alco. Shares could be issued to persons, firms or entities known to be more favorable to management, thus creating possible voting impediments and assisting management to retain their positions. The board of directors is unaware of any pending or proposed effort to take control of Alco or to change management and there have been no contacts or negotiations with the board of directors in this connection.

  Shareholders have no preemptive rights to purchase any additional shares of common stock which may be issued. Accordingly, the issuance of additional shares would likely reduce the percentage interest of current shareholders in the total outstanding shares. The terms of the additional shares of common stock will be identical to those of the currently outstanding common stock.

  The Board recommends that the shareholders approve this proposed amendment to the Amended Articles of Incorporation. The favorable vote of a majority of the votes entitled to be cast at the meeting is required for approval.

                    III. APPROVAL OF 1995 STOCK OPTION PLAN

  The Board of Directors recommends that the shareholders approve a new stock option plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan would authorize grants of options to purchase an aggregate of 2,500,000 shares of Alco common stock. On November 30, 1994, the closing price of Alco common stock on the NYSE composite tape was $56.

BACKGROUND

  The current Alco Standard Corporation 1986 Stock Option Plan ("1986 Plan") was approved by shareholders in 1986 and terminates November 14, 1995. The Board adopted the 1995 Stock Option Plan on November 11, 1994, subject to shareholder approval, to replace the 1986 Plan.

KEY FEATURES OF THE PLAN

  The purpose of the 1995 Stock Option Plan is to secure for Alco and its shareholders the benefits of the incentive inherent in the ownership of common stock of Alco by those employees and other persons who will be responsible for Alco's future growth and continued success. The 1995 Stock Option Plan authorizes grants of options for an aggregate of 2,500,000 shares of common stock of Alco (subject to adjustment for subsequent stock splits, stock dividends and in certain other circumstances). Options may be granted to key persons who are employees of Alco, including employee directors and officers of Alco, or subsidiaries (including companies in which Alco has at least a 10% voting interest) or who provide services as independent contractors to Alco or its subsidiaries. Like the 1986 Plan, the 1995 Stock Option Plan will authorize grants at option prices equal to or less than 100% of the fair market value of the shares on the date of grant and grants exercisable for up to ten years. No one person may receive more than 1,000,000 options pursuant to the 1995 Stock Option Plan in any fiscal year. Alco estimates that there may be approximately 3,000 persons (including employee directors and officers) in the category of key employees to whom options may be granted under the 1995 Stock Option Plan.

ADMINISTRATION AND DETERMINATION OF OPTION GRANTS

  The Human Resources Committee will determine the persons to whom options will be granted, the dates of grant, the number of shares to be subject to each option, the option prices, the duration, and the other terms and conditions of the options, including any restrictions to be placed on transferability of shares upon exercise of options. Options will be granted for various terms of up to ten years, but unless the particular option award provides otherwise, they will generally terminate within three months following termination of employment or services, or, in the case of death, within one year thereafter. Options will not be transferable except by will or the laws of descent and distribution.

  The Human Resources Committee will determine whether to grant options qualifying as "incentive stock options" under Section 422 of the Code (hereinafter referred to as "ISOs"), or options which do not so qualify (hereinafter referred to as "non-ISOs"), or a combination of both. Only employees of Alco or its majority owned subsidiaries are eligible to receive ISOs.

  The Human Resources Committee may establish conditions precedent to the vesting of the right to exercise options, including continued employment with Alco. The obligation of Alco to sell, issue and deliver shares under options granted under the 1995 Stock Option Plan will be subject to all applicable laws, rules and regulations, and to such approvals as may be required by any governmental agencies. Shares subject to an option which expired or was terminated, including options originally granted pursuant to the 1986 Plan, will again be available for option grant under the 1995 Stock Option Plan.

TAX CONSEQUENCES

  The federal income tax consequences of grants and exercises of options under the 1995 Stock Option Plan will depend upon the terms and conditions of particular options as determined by the Human Resources Committee in granting the options, and upon the provisions of law as then in effect. The Human Resources Committee may consider the expected tax consequences in determining from time to time the particular terms and conditions of various options. Among the factors that may cause varying tax consequences would be the option price and duration, and any restrictions which the Human Resources Committee may place upon exercisability and upon the transferability of shares acquired upon exercise of the option.

  Under the Code as currently in effect, an optionee will not recognize taxable income from the grant or exercise of an ISO, except that the excess of the fair market value of the shares at the time of exercise over the option price would be a tax preference item. As an item of tax preference, such excess would be included in the alternative minimum tax calculation for the year in which the ISO is exercised. If the optionee holds the shares (or transfer them only to joint tenants including the optionee) for at least two years after the date of grant and one year from the day after the date the shares are transferred to the optionee, any difference between the option price and amount received upon sale is treated as capital gain or loss. If instead the optionee were not to comply with such periods, ordinary income is recognized in the year of disposition of the shares in an amount equal to the sale price (or, for other transfers, the fair market value on the date of transfer) or the fair market value on the date of exercise (whichever is less) less the option price. In such event, any item of tax preference otherwise generated upon the exercise of the option is disregarded. Alco will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of any ISO. If the shares acquired were disposed of during the one-year or two-year periods as described above, Alco will be entitled to deduct an amount equal to the ordinary income recognized by the optionee.

  As to non-ISOs, the optionee will recognize ordinary income upon the exercise of the option to the extent that the fair market value of the shares at the time of exercise exceeded the option price. Alco is entitled to a deduction for federal income tax purposes to the extent of the ordinary income which results to the optionee subject to any deduction limitation imposed by Section 162(m) of the Code. For the purpose of subsequent disposition of the stock (which would be treated as any other sale of stock), the optionee's cost basis is equal to the option price plus any amount recognized as ordinary income, and the holding period for the stock commences with the exercise of the option.

TERMINATION AND AMENDMENT

  The Board may amend or terminate the 1995 Stock Option Plan in any manner and at any time, except that no such amendment or termination may adversely affect the rights of the holders of then outstanding options, without such holders' consent.

BOARD RECOMMENDATION

  The Board recommends that the shareholders approve the 1995 Stock Option Plan. The favorable vote of a majority of the votes cast at the meeting is required for approval.

                       IV. APPROVAL OF ANNUAL BONUS PLAN

  The Board of Directors recommends that the shareholders approve the Annual Bonus Plan (the "Bonus Plan"). The Bonus Plan authorizes the award of cash bonuses to eligible individuals.

BACKGROUND

  The Bonus Plan was adopted by the Board of Directors on November 11, 1994 as the continuation of a program initiated in the 1960's intended to attract and retain key employees, to encourage key employees to devote their best efforts to Alco and to recognize key employees for their contributions to the overall success of Alco. It provides for the payment of annual cash bonuses following the close of each fiscal year, based upon the achievement of objective performance goals.

  The "performance-based compensation" exception to the annual $1,000,000 deduction limit of Section 162(m) of the Code is available with respect to compensation which is conditioned upon and paid only if (i) certain performance business goals are attained and (ii) such goals and the maximum amount of compensation to be paid upon meeting such goals are disclosed to and approved by shareholders. The Bonus Plan satisfies both criteria, and is being submitted to the shareholders in order to exclude amounts paid under the Bonus Plan to individuals named in the Summary Compensation Table ("Covered Executives") from compensation which is subject to the $1,000,000 deduction limit.

ADMINISTRATION AND DETERMINATION OF BONUS

  The Bonus Plan will be administered by the Human Resources Committee. All decisions made by the Human Resources Committee in designating employees eligible to receive bonuses, determining performance objectives, determining types of bonuses to be paid, determining bonus amounts, determining how and when bonuses will be paid and construing the provisions of the Bonus Plan shall be final. Participation is generally limited to management employees. Bonuses paid to individuals, other than Covered Executives, will be paid at the discretion of the Human Resources Committee.

KEY FEATURES OF PLAN

  For each Covered Executive, the Human Resources Committee establishes objective performance goals under which a bonus can be paid to the Covered Executive. The Human Resources Committee establishes, in writing, for each fiscal year, the bonus opportunity for each Covered Executive, the performance goals, the specific performance criteria and the appropriate weight of each performance criteria and the performance target or range of targets to measure satisfaction, in whole or in part, of the performance goals.

  At the end of the performance period, the Human Resources Committee will evaluate Alco's performance based upon the achievement of the pre-established performance goals and certify, in writing, the extent to which the specific performance criteria were attained. Individual awards will be determined based on performance against the pre-established goals.

TERMINATION AND AMENDMENT

  The Board may amend or terminate the Bonus Plan in any manner and at any time. Neither the Bonus Plan nor any provision thereof precludes Alco from adopting or continuing other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

BOARD RECOMMENDATION

  The Board recommends that the shareholders approve the Annual Bonus Plan. The favorable vote of a majority of the votes cast at the meeting is required for approval.

              V. APPROVAL OF LONG TERM INCENTIVE COMPENSATION PLAN

  The Board of Directors recommends that the shareholders approve the amended and restated Long Term Incentive Compensation Plan (the "LTIP"). The LTIP is intended to motivate, recognize and reward full-time employees of Alco and its subsidiaries for long-term performance at the corporate, group and company levels.

BACKGROUND

  The LTIP originally became effective as of October 1, 1992. As originally adopted, the LTIP permitted participants to earn option credits if specified performance targets were met. Participants could use these option credits to pay the exercise price for stock options granted in conjunction with the LTIP award, thereby enabling participants to acquire shares of common stock without payment of the exercise price. The amended and restated LTIP was approved by the Board in November 1994, subject to shareholder approval. The amended and restated LTIP achieves the same purpose as the original LTIP, and has been designed to comply with the performance-based compensation exception to section 162(m) of the Code. Subject to shareholder approval of the amended and restated LTIP, stock awards have been granted under the amended and restated LTIP to replace all LTIP stock options granted under the original LTIP.

  As with the Bonus Plan, the LTIP satisfies the "performance-based" compensation exception to Section 162(m), and is being submitted to shareholders in order to exclude amounts paid under the LTIP to Covered Executives from compensation subject to the annual $1,000,000 deduction limit.

ADMINISTRATION AND DETERMINATION OF LTIP AWARDS

  The LTIP is administered by the Human Resources Committee, which has the authority to select the employees to whom awards will be made. The Committee also determines the number of shares of Alco common stock subject to each award and sets the objective performance goals that must be met within a specified time period in order for the employee to receive the shares. All management personnel, including Covered Executives, are eligible for selection to participate in the LTIP.

KEY FEATURES OF THE PLAN

  The performance goals specified by the Committee generally relate to the performance of the employee's business unit or the performance of Alco as a whole. Measurements of performance may include stock price, sales, earnings per share, return on equity, return on assets, growth in assets, total shareholder return or such other objective performance goals as may be established by the Committee.

  If the applicable performance goals are met within the specified time period and the Committee so certifies, Alco will cause a stock certificate representing the number of shares to which the employee is entitled to be issued to the employee. The employee may elect to have up to one-third of the value of the award withheld by Alco to satisfy tax obligations. If the Committee does not certify that the applicable performance goals have been met within the specified time period, the award will be forfeited.

  A maximum of 2,500,000 shares may be issued under the LTIP (subject to adjustment in certain cases). Shares subject to awards which are forfeited under the LTIP will be available to be awarded again under the LTIP.

TERMINATION AND AMENDMENT

  The Board may amend or terminate the LTIP in any manner and at any time. Neither the LTIP nor any provision thereof precludes Alco from adopting or continuing other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

BOARD RECOMMENDATION

  The Board recommends that the shareholders approve the amended and restated Long Term Incentive Compensation Plan. The favorable vote of a majority of the votes cast at the meeting is required for approval.

                         VI. GENERAL AND OTHER MATTERS

  The Board of Directors knows of no matter, other than as referred to in this proxy statement, which will be presented at the annual meeting of shareholders. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other person, if any, as the Board of Directors may recommend.

  As the independent auditors for Alco, Ernst & Young LLP audited the financial statements of Alco for the fiscal year ended September 30, 1994 and will audit certain of its employee benefit plans as of that date. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the auditors for Alco for the 1995 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

  The cost of soliciting proxies will be borne by Alco. Employees of Alco may solicit proxies personally or by telephone. In addition to solicitation by mail and by employees, arrangements have been made with Corporate Investor Communications, Inc. to solicit proxies, at an expected cost of $7000 (plus out-of-pocket expenses).

  Votes are tabulated by National City Bank, Alco's transfer agent. Shares represented by abstentions are counted in determining the number of shares present at a meeting, but are not counted as a vote in favor of a proposal, and therefore have the same effect as a vote against a proposal. Broker non-votes are counted in determining the number of shares present at a meeting for purposes of the proposal to elect directors, but not for purposes of any other proposal. Broker non-votes have the effect of a vote against the proposal to elect directors, a vote against the proposal to amend the Amended Articles of Incorporation, but are not counted as either a vote for or against the other proposals described in this proxy statement.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke the proxy at any time before it is voted by giving notice to the Secretary of the corporation, and if you attend the meeting, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

1996 ANNUAL MEETING

  If a shareholder desires to propose a matter for inclusion in the proxy material for the annual meeting of shareholders to be held in 1996, or to recommend nominees for election to Alco's Board of Directors, the Secretary of Alco must receive any such proposal or recommendation no later than August 5, 1995 at its principal office in Valley Forge, Pennsylvania.

                                                    J. Kenneth Croney
                                                       Secretary

November 30, 1994

                           ALCO STANDARD CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                     PROXY

     The undersigned holder of Alco Standard Corporation Common Stock and/or Serial Preferred Stock hereby appoints Hugh G. Moulton, O. Gordon Brewer, Jr., and J. Kenneth Croney, and each of them, the Proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders to be held on January 26, 1995, and at any adjournment thereof, for the transaction of such business as may come before the meeting. The undersigned hereby instructs said Proxies to vote said shares upon the proposals set forth in the proxy statement furnished by the Board of Directors, as follows:

Election of Directors

    [_] FOR all nominees listed below            [_] WITHHOLD AUTHORITY
        (except as marked to the                     to vote for all nominees
        contrary below)                              listed below

   J.M. Buck, P.J. Darling, W.F. Drake, J.J. Forese, F.S. Hammer,
       B.B. Hauptfubrer, D.G. Mead,

         R. B. Mundt, P.C. O'Neill, R.G. Sada, J.W. Stratton, J.E. Stuart

 (To withhold authority to vote for a nominee, write such person's name below)

- --------------------------------------------------------------------------------
Proposal to Amend Articles of Incorporation to Increase Amount of Authorized
 Common Stock
          [_] FOR      [_] AGAINST    [_]ABSTAIN

Proposal to Approve 1995 Stock Option Plan
          [_] FOR      [_] AGAINST    [_]ABSTAIN

Proposal to Approve Annual Bonus Plan
          [_] FOR      [_] AGAINST    [_]ABSTAIN

Proposal to Approve Long Term Incentive Compensation Plan
          [_] FOR      [_] AGAINST    [_]ABSTAIN

(Please sign on other side)
- --------------------------------------------------------------------------------

(Continued from reverse side)

     THIS PROXY WILL BE VOTED AS DIRECTED ON THE OTHER SIDE, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR
                            ---                                            ---
THE PROPOSAL TO APPROVE THE 1995 STOCK OPTION PLAN, FOR THE PROPOSAL TO APPROVE
                                                    ---
THE ANNUAL BONUS PLAN, AND FOR THE PROPOSAL TO APPROVE THE LONG TERM INCENTIVE
                           ---
COMPENSATION PLAN.

                                                   Dated _________________, 199_


                                                   _____________________________
                                                              Signature